EXHIBIT 21
                     List of Subsidiaries of the Registrant




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                         SUBSIDIARIES OF THE REGISTRANT


NBT BANCORP INC. has one subsidiary, which is wholly owned:

NBT Bank, National Association
52 South Broad Street
Norwich, New York  13815

Telephone:  (607) 337-6000

E.I.N. 15-0395735